EXHIBIT (a)(1)(B)

CLAYTON HOMES, INC.

ELECTION TO TENDER ELIGIBLE OPTIONS

PURSUANT TO THE OFFER TO PURCHASE
Dated June 16, 2003

The Offer And Withdrawal Rights Expire At

5:00 p.m., Eastern Daylight Time, On July 15, 2003
Unless The Offer Is Extended

To:	Clayton Homes, Inc.

5000 Clayton Road
Maryville, Tennessee 37804
Attention: Thomas D. Hodges, Secretary

          I have received and read the Offer to Purchase, dated June 16, 2003, and this Election to Tender Eligible Options (the “election form” which, together with the Offer to Purchase, as they may be amended from time to time, constitute the “offer”). All terms used in this election form but not defined shall have the meaning ascribed to them in the Offer to Purchase.

          I understand and acknowledge that:

•	Subject to the terms and conditions of the offer, I may tender my eligible options to Clayton Homes for a cash payment as set forth in the table on page 3 (which will be reduced by tax withholdings), prior to the expiration of the offer at 5:00 p.m., Eastern Daylight Time, July 15, 2003 (or such later date, if any, that Clayton Homes designates as the expiration date if it extends the offer).

•	I am required to tender all of my eligible options subject to all of my option grants to participate in Clayton Homes’ offer. Clayton Homes will not accept a partial tender of eligible options. If I tender less than all of my eligible options, my tender will automatically be rejected.

•	Clayton Homes’ acceptance of the eligible options that I have tendered pursuant to the offer will constitute a binding agreement between Clayton Homes and me upon the terms and subject to the conditions of the offer. Upon Clayton Homes’ acceptance of the eligible options that I have tendered pursuant to the offer, the eligible options shall be purchased and cancelled, and I shall have no right to purchase shares of Clayton Homes common stock under the terms and conditions of such options or any other rights under the terms of any Clayton Homes option plan.

•	I have certain rights pursuant to the terms and conditions of the offer to withdraw all, but not less than all, of the eligible options that I tender. Under the circumstances set forth in the offer, Clayton Homes may elect to postpone its purchase and cancellation of my tendered eligible options, to amend the terms and conditions of the offer or to terminate the offer. If the offer is not terminated, the cash payment will be made to me for my properly tendered eligible options that have not been properly withdrawn promptly following the acceptance of tendered eligible options by Clayton Homes upon the expiration of the offer and the satisfaction of all of the conditions to the offer. If I elect to withdraw a portion of my eligible options, I will be deemed to have withdrawn all of my eligible options.

•	The cash payment will represent ordinary income, and the amount of the cash payment actually delivered to me will reflect tax withholdings by Clayton Homes.

•	Clayton Homes is not recommending that I tender or refrain from tendering my eligible options and has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

          If you wish to tender your eligible options, sign and date page 4 of this election form, then detach and return pages 3 and 4 (or facsimile thereof) to the following address or facsimile number no later than the expiration date:

                   Clayton Homes, Inc.

5000 Clayton Road
Maryville, Tennessee 37804
Attention: Thomas D. Hodges, Secretary
Facsimile: (865) 380-3742

          Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this election form, to Clayton Homes by e-mail at optiontender@clayton.net, by telephone at (865) 380-3207 or by mail at the above address.

          THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENT IS AT YOUR ELECTION AND RISK, AND THE DELIVERY WILL BE MADE ONLY WHEN ACTUALLY RECEIVED BY CLAYTON HOMES AT THE ABOVE ADDRESS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

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ELECTION TO TENDER ELIGIBLE OPTIONS

By

          According to the records of Clayton Homes, the following grants of eligible options have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed below or the amount of eligible options outstanding, please contact Clayton Homes by e-mail at optiontender@clayton.net, by telephone at (865) 380-3207 or by mail at the above address.

          Subject to, and effective upon, acceptance for purchase and cancellation of and purchase of the eligible options tendered herewith in accordance with the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, Clayton Homes all right, title and interest in and to all the eligible options that are being tendered hereby.

Total Number of
Date of	Exercise Price of	Eligible Options	Cash Payment Per
Eligible	Eligible Options	Subject to	Eligible Option	Total Cash
Option Grant	Subject to Grant	Grant(1)	Subject to Grant	Payment Per Grant

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(1)	Represents the total number of shares for which the option grant remains outstanding (i.e., the total number of shares for which eligible options included in the grant have not been exercised). You must tender all eligible options. Partial tenders will not be accepted.

          By signing and returning this election form, I represent and warrant to Clayton Homes that:

•	I have full power and authority to tender the eligible options for purchase and cancellation and that, when and to the extent such eligible options are accepted by Clayton Homes, the eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable Clayton Homes option agreements, and such eligible options will not be subject to any adverse claims.

•	Upon request, I will execute and deliver any additional documents deemed by Clayton Homes to be necessary or desirable to complete the purchase and cancellation of the eligible options that I am tendering.

          All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and any obligation of mine hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the offer, this tender is irrevocable.

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          I understand that a check or checks for the cash amount payable (less tax withholdings) for all of my eligible options or a return of all of my eligible options if eligible options are not accepted for purchase, will be issued to and delivered to me at the address indicated below.

Address:

Area Code and Telephone Number:

E-mail Address:
Date: ------------------------------------------, 2003
Option Holder

This election form must be signed by the holder of the eligible options tendered. Clayton Homes will not accept any alternative, conditional or contingent elections.

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